UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported):
November 9, 2005
Carmike Cinemas, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware	000-14993	58-1469127
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1301 First Avenue, Columbus, Georgia	31901
(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (706) 576-3400
Not applicable
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
Indemnification Agreement
     On November 11, 2005, Carmike Cinemas, Inc. (the “Company”) entered into an Indemnification Agreement (the “Indemnification Agreement”) on its standard form for such agreements with its newly elected director, James J. Gaffney. As discussed below, Mr. Gaffney was elected to the Company’s Board of Directors on November 10, 2005.
     Under the Indemnification Agreement, the Company agreed to indemnify Mr. Gaffney against liability, subject to certain limitations, arising out of his performance of his duties to the Company. The Indemnification Agreement provides indemnification in addition to the indemnification provided by the Company’s certificate of incorporation, by-laws and applicable law. Among other things, the Indemnification Agreement provides indemnification for certain expenses (including attorneys’ fees), judgments, fines and settlement amounts actually and reasonably incurred by him in any action or proceeding, including any action by or in the right of the Company, arising out of his service to the Company or to any other entity to which he provides services at the Company’s request. Further, the Company agrees to advance expenses, subject to certain limitations, he may spend as a result of any proceeding against him as to which he could be indemnified.
     The foregoing description of the Indemnification Agreement is a general description only and is qualified it its entirety by reference to the Indemnification Agreement, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.
Form of Stock Option Grant Agreement
     Pursuant to the Company’s non-employee director compensation package, upon initial election to the Board of Directors a non-employee director receives a grant of options to purchase 5,000 shares of common stock at an exercise price equal to the fair market value of the common stock on the grant date. Such options are also fully vested on the grant date. These options to purchase shares of common stock are issued pursuant to the Company’s 2004 Incentive Stock Plan. A form of the stock option grant agreement to be executed in connection with the Company’s 2004 Incentive Stock Plan is attached hereto as Exhibit 10.2 and incorporated herein by reference.
Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.
(b)     On November 9, 2005, Kenneth A. Pontarelli voluntarily resigned as a director of the Company. Mr. Pontarelli’s resignation did not involve a disagreement with the Company on any matter relating to the Company’s operations, policies or practices. At the time of his resignation, Mr. Pontarelli served as member of the Executive Committee of the Board of Directors.

(d)     On November 10, 2005, on the recommendation of the Compensation and Nominating Committee, the Board of Directors of the Company elected James J. Gaffney to fill the vacancy created by Mr. Pontarelli’s resignation. Mr. Gaffney was not elected pursuant to any arrangement or understanding between him and any other persons. Concurrently with his election to the Board of Directors, Mr. Gaffney was appointed to serve as a member of the Compensation and Nominating Committee, replacing Alan J. Hirschfield as a member of this committee. (Mr. Hirschfield was named to the Executive Committee to replace Mr. Pontarelli.) There are no prior relationships between Mr. Gaffney and the Company or transactions with the Company in which Mr. Gaffney had any material interest.
     Mr. Gaffney is chairman of the board of directors of Imperial Sugar Company, a processor and marketer of refined sugar in the United States; a director of SCP Pool Corporation, a wholesale distributor of swimming pool supplies, equipment and related leisure products; and a director of Beacon Roofing Supply, Inc., a distributor of residential and non-residential roofing materials in the United States and Canada. From 1997 through 2003, Mr. Gaffney served as vice chairman of Viking Pacific Holdings, Ltd., a New Zealand-based conglomerate; and provided consulting services to GS Capital Partners II, L.P., a private investment fund affiliated with Water Street Corporate Recovery Fund I, L.P. and Goldman, Sachs & Co., and other affiliated investment funds.
Item 9.01. Financial Statements and Exhibits.
(d)     Exhibits.

Exhibit 10.1	Indemnification Agreement, effective as of November 11, 2005, by and between Carmike Cinemas, Inc. and James J. Gaffney.
Exhibit 10.2	Form of Stock Option Agreement pursuant to the Carmike Cinemas, Inc. 2004 Incentive Stock Plan.

Signatures
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CARMIKE CINEMAS, INC.
Date: November 14, 2005	By:	/s/ Lee Champion
Lee Champion
Senior Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit Number	Description
10.1	Indemnification Agreement, effective as of November 11, 2005, by and between Carmike Cinemas, Inc. and James J. Gaffney.
10.2	Form of Stock Option Agreement pursuant to the Carmike Cinemas, Inc. 2004 Incentive Stock Plan.